INTERNATIONAL PAPER

          News Release                        2 Manhattanville Road
                                              Purchase, NY  10577

                                      International Paper Contacts:
                                       Rick Klutey / Bob McPhillips
                                    (914) 397-1973 / (914) 397-1963

          INTERNATIONAL PAPER'S WHOLLY OWNED SUBSIDIARY, FEDERAL
          PAPER BOARD, CLOSES TENDER OFFER FOR 10-PERCENT
          DEBENTURES DUE APRIL 15, 2011

          AUGUST 6, 1997

          PURCHASE, NY -- International Paper's wholly-owned subsidiary, Federal Paper Board, today announced that it has accepted approximately $164 million aggregate principal amount of its 10-percent debentures due April 15, 2011, pursuant to its tender offer which expired at 5:00 p.m., E.D.T. on Wednesday, August 6, 1997. Unless otherwise elected pursuant to the terms of the tender offer, the settlement date with regard to tendered debentures will be August 11, 1997.

                    After giving effect to the tender offer, approximately $36 million principal amount of debentures remain outstanding.

                    International Paper is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses and a broadly based paper distribution network. Headquartered in Purchase, N.Y., the company has 27 U.S. mills and operations in 31 countries, employs 80,000 people worldwide and exports its products to more than 130 nations.